Exhibit 99.1

PolarityTE Provides Corporate Update Related to COVID-19 and Announces Preliminary First Quarter Results

SALT LAKE CITY, April 21, 2020 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, is providing an update on actions the Company is taking to best position the business and support the Company’s stakeholders in light of the COVID-19 pandemic, and preliminary First Quarter 2020 results.

“We closed the first quarter with approximately $39.5M of cash on hand and, as announced last week, we also received a $3.6M loan under the Paycheck Protection Program operated by the U.S. Small Business Administration. As a result of the COVID-19 pandemic, and the collateral consequences from stay-at-home orders and hospitals cutting back their operations outside of acute and COVID-19 related procedures, we are seeing reduced SkinTE™ case volume. We are, accordingly, taking additional actions to further reduce and control our expenses to help ensure that we are prepared to navigate these challenging times as effectively as possible,” said David Seaburg, Chief Executive Officer of PolarityTE. “I have high confidence in our team’s ability to stay focused as we all remain completely committed to serving and supporting our stakeholders, including our physician partners, their incredible patients, and our talented employees.”

Expense Reduction and Other Measures in Response to COVID-19

PolarityTE is prioritizing the safety and wellbeing of employees and maintaining the ability to continue serving medical providers and their patients. Given the impact of the COVID-19 pandemic, PolarityTE has taken the following actions to reduce operating expenses and to optimize cash utilization:

●	Reducing payroll expense;
●	Reducing discretionary spend across the organization to minimal levels; and
●	Managing manufacturing capacities to ensure sufficient levels to support current procedure volumes.

The Company adopted a 10% salary and wage reduction for at-will employees and key executives effective April 19, 2020, including David Seaburg, Chief Executive Officer, and Richard Hague, Chief Operating Officer. These reductions are in addition to prior salary reductions effective July 1, 2019 made by executives at the Company, including Mr. Seaburg, Mr. Hague, and other senior leaders.

PolarityTE is ensuring continuity in its operations to support healthcare providers who are treating patients in acute situations (e.g., traumatic injuries, burn wounds, and limb salvage), while remaining prepared and agile to accelerate operations when other surgical procedures begin to ramp back up, which the Company expects to occur later in the year.

In addition, marketing efforts continue with appropriate accommodations to account for social distancing and compliance with local, state, and federal public health directives. PolarityTE has initiated a series of virtual clinical education seminars for healthcare professionals which aim to provide examples of where SkinTE can most appropriately be utilized, while also highlighting that SkinTE treatment normally requires only a single application. The Company believes this attribute of SkinTE is paramount given the general downward pressure on office and hospital visits for many procedures that are not COVID-19 related. The Company has witnessed strong participation from healthcare professionals in the early phase of this virtual educational initiative and has a comprehensive plan in place to host additional virtual educational seminars designed to provide education on and clinical evidence for SkinTE.

PolarityTE has also observed that many hospital facilities are effectively suspending their standard contracting processes while the COVID-19 crisis continues. Nevertheless, traumatic injuries continue to occur, and the Company has coordinated with providers on several urgent cases to provide SkinTE to patients in need. The sales and clinical operations teams are focusing on these injuries that can be treated with SkinTE during the COVID-19 crisis.

Preliminary First Quarter Results and Impact of COVID-19

Based on preliminary, unaudited financial results, the Company estimates first quarter 2020 SkinTE revenue to be in the range of $350,000 to $450,000, compared to $714,000 in the fourth quarter of 2019. This reduction was due to a decrease in the average sizes of wounds treated in the first quarter, and also due to the impact in March of the COVID-19 pandemic, including but not limited to stay-at-home orders, declines in elective surgical procedures, and overall disruptions to the healthcare system.

The Company is currently conducting its financial close procedures for the first quarter of 2020 and is unable to provide a more precise estimate of its financial results at this time. PolarityTE will report its full financial results for the first quarter of 2020 during its earnings announcement, which is planned for May 11, 2020. As of March 31, 2020, the Company had cash and cash equivalents and short-term investments on hand of approximately $39.5 million. On April 12, 2020, PolarityTE entered into a promissory note for an unsecured loan in the amount of $3,576,145 obtained under the Paycheck Protection Program, which adds to the Company’s available capital.

The number of paid SkinTE cases in the first quarter of 2020 was 81, compared to 89 paid cases in the fourth quarter of 2019 and 41 paid cases in the first quarter of 2019. The Company saw an impact from COVID-19 on the number of paid cases during March of 2020, and the Company observed some SkinTE procedures planned for April were postponed, cancelled, or not scheduled as a direct result of the COVID-19 pandemic. The impact is most evident in chronic wounds without amputation risk. The Company anticipates continued postponement of elective procedures through the second quarter but expects a gradual recovery and improvement in the second half of 2020.

Calendar First Quarter 2020 Earnings Date and Investor Webcast

PolarityTE will report calendar first quarter 2020 financial results by press release on Monday, May 11, 2020 at approximately 7:00 a.m. Eastern time. In addition, the Company will host a conference call and webcast with Q&A on Monday, May 11, 2020 at 8:00 a.m. Eastern Time. The conference call can be accessed by calling 1-888-394-8218 (U.S. and Canada) or +44 (0)330 336 9105 (International), with confirmation code 9016712 and referencing “PolarityTE First Quarter 2020 Earnings Call.” A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast – CLICK HERE

A replay of the earnings conference call will be available for 30 days, beginning approximately one hour after the conclusion of the call and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events or by clicking on the link above.

Clinical Trials

PolarityTE believes that clinical data is critical to facilitating physician adoption. As such, the Company is committed to advancing its ongoing and planned clinical trials. The multi-centered randomized clinical trial (RCT) in diabetic foot ulcers (DFU) has achieved the target enrollment of 50 patients for the protocol-specified interim analysis, with results expected to be presented in late June. The DFU RCT continues to enroll patients to reach the target enrollment of 100 total patients. In addition, the multi-centered RCT in venous leg ulcers continues to enroll patients with 25 currently enrolled for the target enrollment of 50 patients for the protocol-specified interim analysis. Given the unprecedented effects of COVID-19 on the healthcare system, the Company expects a near-term downward impact on enrollment. However, the Company is working closely with trial sites to support patient enrollment and remains committed to seeing these studies complete enrollment in due course.

“As we look toward the rest of 2020, our leadership team is focused on developing, presenting, and publishing the clinical data that we believe will be vital to drive adoption among healthcare providers in all key market segments,” said Richard Hague, Chief Operating Officer. “We remain confident in our technology and we are very grateful for the dedication of our incredible employees during these difficult times.”

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin intended for the repair, reconstruction, and replacement of skin tissue.

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products. SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory. SkinTE is marketed as an HCT/P regulated by the FDA solely under Section 361 of the Public Health Service Act and 21 CFR 1271.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

Media:
Angela Ziegler

VP, Marketing and Public Relations

AngelaZiegler@polarityte.com

(385) 239-0363